EXHIBIT 99.3

[LETTERHEAD OF EVERCORE GROUP LLC]

December 18, 2015

The Board of Directors of

Capital Bank Financial Corp.

121 Alhambra Plaza, Suite 1601

Coral Gables, FL 33134

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated November 24, 2015, to the Board of Directors of Capital Bank Financial Corp. (“Capital Bank Financial”) as Annex B to, and to the reference thereto under the captions “Summary — Opinion of Evercore Group LLC,” “The Merger — Background of the Merger,” “The Merger — Capital Bank Financial’s Reasons for the Merger; Recommendation of Capital Bank Financial’s Board of Directors” and “The Merger — Opinion of Evercore Group LLC” in, the joint proxy statement/prospectus relating to the proposed transaction involving Capital Bank Financial and CommunityOne Bancorp, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Capital Bank Financial (the “Registration Statement”).

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), joint proxy statement/prospectus or any other document, except with our prior written consent.   By giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

EVERCORE GROUP LLC